CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Proposed maximum aggregate offering price	Amount of registration fee
3.070% Medium-Term Notes, Series B due July 17, 2020	$200,000,000	$24,900

Rule 424(b)(2)

Registration No. 333-222676

Pricing Supplement dated July 16, 2018

(To Prospectus dated January 24, 2018 and Prospectus Supplement dated January 25, 2018)

TOYOTA MOTOR CREDIT CORPORATION

Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89236TFH3

Principal Amount (in Specified Currency): $200,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100.000%

Initial Trade Date: July 16, 2018

Original Issue Date: July 19, 2018

Stated Maturity Date: July 17, 2020

Interest Rate: 3.070% per annum

Interest Payment Dates: Each January 17 and July 17, beginning on January 17, 2019 and ending on the Stated Maturity Date (short first coupon)

Net Proceeds to Issuer: $199,880,000

Agent:	Morgan Stanley & Co. LLC (“Morgan Stanley”)

Morgan Stanley’s Discount or Commission: 0.060%

Morgan Stanley’s Capacity:

   ☐Agent

  ☒ Principal

Day Count Convention:

☒ 30/360

☐ Actual/360

☐ Actual/Actual

Business Day Convention: Following, unadjusted

Business Days: New York

Redemption: Not Applicable

Redemption Date(s):

Notice of Redemption:

Repayment: Not Applicable

Optional Repayment Date(s):

Repayment Price:

Original Issue Discount: Not Applicable

Specified Currency: U.S. dollars

Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [       ], and specify:

Initial Interest Accrual Date:

The Notes will be ready for delivery in book-entry form only through The Depository Trust Company, and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A., on or about July 19, 2018.

ADDITIONAL TERMS OF THE NOTES

Settlement Date

Toyota Motor Credit Corporation (“TMCC”) expects that delivery of the 3.070% Medium-Term Notes, Series B, due July 17, 2020 (the “Notes”) will be made against payment therefor on the Original Issue Date, which will be the third U.S. business day following the Initial Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two U.S. business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Initial Trade Date will be required by virtue of the fact that the Notes initially will settle in three U.S. business days to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

LEGAL MATTERS

In the opinion of the General Counsel of TMCC, when the Notes offered by this Pricing Supplement and related Prospectus have been executed and issued by TMCC and authenticated by the trustee pursuant to the Indenture, dated as of August 1, 1991, between TMCC and The Bank of New York Mellon Trust Company, N.A. (“BONY”), as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 1, 1991, among TMCC, BONY and Deutsche Bank Trust Company Americas (“DBTCA”), formerly known as Bankers Trust Company, as trustee, the Second Supplemental Indenture, dated as of March 31, 2004, among TMCC, BONY and DBTCA, and the Third Supplemental Indenture, dated as of March 8, 2011, among TMCC, BONY and DBTCA (collectively, and as the same may be further amended, restated or supplemented, the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of TMCC, enforceable against TMCC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the trustee and other matters, all as stated in the letter of such counsel dated January 24, 2018 and filed as Exhibit 5.1 to TMCC’s Registration Statement on Form S-3 (File No. 333-222676) filed with the Securities and Exchange Commission on January 24, 2018.